UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Suite 250, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On August 19, 2013, Lenovo Information Products Co., Ltd. (“Lenovo”) informed Comarco, Inc. (“Comarco,” or the “Company”) that it intends to cease offering Comarco’s Constellation product, the power adapter Comarco designed and developed for Lenovo, to its corporate clients. The Company estimates that it will ship the approximately 25,000 remaining units to Lenovo during Comarco’s third fiscal quarter.

Sales of the Constellation product to Lenovo accounted for materially all of the Company’s revenue for the fiscal year ended January 31, 2013, as well as fiscal 2014 year to date. As a result of this decision by Lenovo, Comarco anticipates that it will generate no or de minimus revenue subsequent to the delivery of these final unit sales which we anticipate will occur during the remainder of the fiscal year ending January 31, 2014. Comarco will, effective immediately, begin reducing and/or eliminating certain operating expenses to minimize future losses and cash burn. However, the Company anticipates it will continue to operate at a deficit and will remain cash flow negative for the foreseeable future. Among other things, these cost cutting measures may impact the Company’s ability to timely and accurately make filings and report results of operations with the Securities and Exchange Commission.

Comarco is currently analyzing and will continue to analyze a range of alternatives to preserve value for its stakeholders, including, but in no way limited to exploring additional investment and incremental financing from current and/or new investors, entering litigation partnerships with outside entities with regard to certain current previously disclosed and/or future litigation matters, the engagement of advisors to assist in exploring strategic options for the company as well as identifying potential partnerships for the purpose of monetizing some or all of the Company’s IP portfolio and past, present, and future infringement claims. There can be no assurances that we will be successful in implementing any of these alternatives, or if implemented, that any of these alternatives will successfully preserve or increase shareholder value.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: August 22, 2013	By:	/s/ ALISHA K. CHARLTON
Alisha K. Charlton
Vice President and Chief Accounting Officer